EXHIBIT 99.1

Century Issues WARN Notice at Sebree, KY Smelter

CHICAGO, IL -- (Marketwired) -- 10/30/15 --  Century Aluminum Sebree LLC, a wholly-owned subsidiary of Century Aluminum Company (NASDAQ:CENX), today issued a notice to employees at its Sebree, Kentucky aluminum smelter of its intent to curtail one of its three potlines lines by December 31, 2015. The announcement was made pursuant to the federal Working Adjustment and Retraining Notification Act (WARN).

"We regret issuing this notice and absolutely recognize the impact it will have on our employees, in our community and with our customers," commented Michael Bless, President and CEO. "This is a direct result of Chinese overcapacity and the improper export of heavily-subsidized Chinese aluminum products that has caused the significant decline in the price of aluminum. Sebree is one of the most cost-effective smelters in the U.S. with an excellent product mix and its continued operation is now in jeopardy due to unfair Chinese trade behavior. Actions must be taken to immediately address this unfair behavior and we are working with the industry and the U.S. government to do so.”

There are approximately 525 employees at Sebree. At full capacity, the plant annually produces approximately 210,000 metric tonnes of aluminum.

About Century Aluminum

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Chicago, IL.

Visit www.centuryaluminum.com for more information.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:

Atli B. Gudmundsson, Senior Manager -- Corporate Finance, Landsbankinn hf.
Steingrimur Helgason, Director -- Corporate Finance, Landsbankinn hf.

Cautionary Statement

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the "safe harbor" created by section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. These forward-looking statements may be identified by the words "believe," "expect," "anticipate," "intend," "plan," "estimate," "forecast" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," "might," or "may." Forward-looking statements in this press release include, without limitation, statements with respect to future global and local financial and economic conditions; our assessment of the aluminum market and aluminum prices (including premiums); the future operation of the Sebree plant and the future effects of any production curtailment at the Sebree plant. More information about the risks, uncertainties and assumptions affecting the Company can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Century Aluminum Contacts:
Kenny Barkley (media)
270.521.7424

Peter Trpkovski (investors)
312.696.3112